U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2007

UCN, INC.
(Exact name of registrant as specified in its charter)

0-26917
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065
(Address of principal executive offices)

(801) 320-3300
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities
Item 5.02	Departure of directors or certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Upon the recommendation of the Compensation Committee, the Board of Directors of UCN, Inc., approved on March 7, 2007, a plan for compensating the Chief Executive Officer, Chief Financial Officer, and Executive Vice Presidents of UCN (all of which would be expected to be named executive officers within the meaning of Item 402(a)(3) of Regulation S-K) with stock options. The plan was adopted as a matter of Board action and is not memorialized in a separate plan document.

Under the plan, each of the executive officer participants will receive options on March 7 of each calendar year (or the preceding trading day if March 7 is not a trading day) to purchase common stock at an exercise price equal to the fair market value on that date. The options vest in three equal annual installments on the anniversary date of the date of grant, and are exercisable for a term of five years from the date of grant. If employment is terminated for any reason other than death or disability, no additional options vest after the date of termination of employment and all vested options will expire 90 days following the date employment terminates. If employment terminates by reason of death or disability, no options vest after the date employment terminates and all vested options must be exercised within one year following the date employment terminates. Fair market value is the last sale price, if the common stock is listed on an exchange on the date the option is granted, or the closing high bid price, if the common stock is traded in the over-the-counter market on the date of grant. The number of common shares covered by the options issued each year is 75,000 for the Chief Executive Officer and 50,000 for each of the other executive officer participants.

The holder of an option will have no stockholder rights with respect to the shares subject to that option unless and until such person exercises the option. Options are not assignable or transferable other than by will or the laws of inheritance following the holder’s death.

In the event UCN is acquired by merger, asset sale, or similar corporate transaction, or there is a change in a majority of the ownership or control of UCN, all unvested options accelerate and become exercisable prior the occurrence of the corporate transaction or change in control. However, the options will not accelerate if the options are assumed by the surviving entity or an arrangement is established for canceling the options and replacing them with a cash incentive program that preserves the option spread existing at the time of the event (the excess of the fair market value of the shares covered by the option over the aggregate exercise price payable for such shares) and provides for subsequent pay-out in accordance with the same vesting schedule in effect for the option.

The holders of the options have the right to utilize either or both of the following methods to satisfy all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the exercise of their options:

—	Stock Withholding: The election to have UCN withhold, from the shares otherwise issuable upon the exercise of such option a portion of the shares with an aggregate fair market value equal to the amount of the minimum withholding taxes required to be withheld by law (using the minimum statutory withholding rates).
—	Stock Delivery: The election to deliver to UCN certain shares of common stock previously acquired by such holder (other than in connection with such exercise that triggered the withholding taxes) with an aggregate fair market value equal to the amount of the minimum withholding taxes required to be withheld by law (using the minimum statutory withholding rates).

In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without UCN’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the plan for participating executive officers, and (ii) the number and/or class of securities and the exercise or base price per share in effect under each outstanding option.

The Board may amend, modify, suspend or terminate the plan at any time. No such amendment, modification, suspension or termination shall adversely affect the rights and obligations with respect to stock options at the time outstanding under the plan unless the optionee consents to such amendment or modification. None of the options can be repriced.

At the time the plan was adopted, the Board approved the issuance of options to the persons who would be entitled to participate in the plan on March 7, 2007. At that time the Board also approved acceleration of the annual issuance of options for 2008 and 2009 to 2007 based on an offer accepted by the participating executive officers that their annual salaries as of March 7, 2007, will be frozen through the end of 2009. The salary freeze does not affect any bonus compensation payable to the participating executive officers as determined from time to time by the Compensation Committee and approved by the Board. Accordingly, the following options were issued:

Name	Position	No. of Shares*	Exercise Price	Expires
Paul Jarman	Chief Executive Officer	225,000	$3.50	March 7, 2012
Brian Moroney	Chief Financial Officer	150,000	$3.50	March 7, 2012
Kevin Childs	Executive Vice President	150,000	$3.50	March 7, 2012
Scott Welch	Executive Vice President	150,000	$3.50	March 7, 2012

*	The options vest and become exercisable in three equal annual installments on March 7, 2008, 2009, and 2010.

The options were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits

Exhibits

Included as Exhibit 10.1 to this report is the form of option to be issued to the participating executive officers.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: March 13, 2007	By:	/s/ Paul Jarman
Paul Jarman, Chief Executive Officer